Exhibit 15.1

August 17, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We are aware that our reports dated August 5, 2005 and May 6, 2005 on our reviews of interim financial information of Amegy Bancorporation, Inc (the “Company”) for the three and six month periods ended June 30, 2005 and 2004 and the three month periods ended March 31, 2005 and 2004, and included in the Company’s quarterly reports on Form 10-Q for the quarters ended June 30, 2005 and March 31, 2005, respectively, are incorporated by reference in Zion Bancorporation’s Registration Statement on Form S-4 filed on August 17, 2005.

Yours very truly,

/s/ PricewaterhouseCoopers LLP

Houston, Texas